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                                    EXHIBIT A

                  AMENED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                     BRANDYWINE REALTY SERVICES CORPORATION
                    (as amended and restated on May 7, 2001)

                  In compliance with the requirements of Section 1306 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S.A.
ss. 1306), the undersigned, desiring to be incorporated as a business corporation, hereby certifies that:

                                   Article I

                  The name of the corporation (which is hereinafter referred to as the "Corporation") shall be Brandywine Realty Services Corporation.

                                   Article II

                  The address of the Corporation's registered office in the Commonwealth of Pennsylvania is 14 Campus Boulevard, Suite 100, Newtown Square, PA 19073.

                                  Article III

                  The Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), and shall have unlimited power to engage in all lawful business for which corporations may be incorporated under the BCL.

                                   Article IV

A. Number of Shares.

                  The aggregate number of shares that the Corporation shall have authority to issue is Nineteen Thousand Four Hundred Seventy Three (19,473), Ten Thousand (10,000) shares of which shall be Common Stock, par value $.0l per share ("Common Stock"), and Nine Thousand Four Hundred Seventy Three (9,473) shares of which shall be Non-Voting Preferred Stock, stated value $.0l per share ("Preferred Stock").

B. Voting Rights.

                  Except as may be provided in these Articles of Incorporation, the holders of shares of Common Stock shall have the exclusive right to vote on all matters at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting. Except as may be provided in these Articles of Incorporation, and as may be provided by applicable law, the shares of Preferred Stock shall not be entitled to vote.

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C. Dividends.

                  The holders of shares of the Preferred Stock and Common Stock shall be entitled to receive dividends out of funds legally available therefor, at such times and in such amounts as may be determined by the Board of Directors, provided that the amount per share payable on the Common Stock shall be equal to the amount per share payable on the Preferred Stock and the amount per share payable on the Preferred Stock shall be equal to the amount per share payable on the Common Stock.

                                    Article V

                  No director of the Corporation shall be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, except to the extent that by law a director's liability for monetary damages may not be limited.

                                   Article VI

                  In lieu of any statutory standard of care that would otherwise be applicable in the absence of the provisions of this article, each officer of the Corporation shall perform his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, except that notwithstanding the foregoing no officer shall be personally liable for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless his conduct constitutes self-dealing, willful misconduct or recklessness. In performing his duties, each officer shall be entitled to rely on others, to consider all factors deemed by him to be pertinent, and to be presumed to be acting in the best interests of the Corporation, in each case to the same extent as directors of the Corporation are so entitled under the BCL.

                                   Article VII

                  Without the affirmative approval (at a meeting of shareholders duly called in accordance with the BCL) of the holder(s) of a majority of the issued and outstanding shares of Preferred Stock, the Corporation shall not (a) change, alter or amend any provision of these Articles of Incorporation, (b) reclassify, combine, or split any shares of its capital stock, (c) issue or authorize for issuance any shares of its capital stock, or (d) directly or indirectly, retire, redeem, purchase or otherwise acquire any shares of Preferred Stock.

                                  Article VIII

                  The name and post office address of the incorporator is as follows:

 NAME                                       ADDRESS
 Jacqueline Y. Eastridge                    Pepper Hamilton LLP
                                            3000 Two Logan Square
                                            18th & Arch Streets
                                            Philadelphia, PA  19103-2799


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